UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014 (January 14, 2014)

Union Pacific Corporation

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Form 8-K/A”) is an amendment to the Current Report of Form 8-K of Union Pacific Corporation, dated January 10, 2014 (the “Original Form 8-K”). This Form 8-K/A is being filed to correct a typographical error in the date cited in the first sentence of the first paragraph of Item 8.01 of the Original Form 8-K, which is corrected by this filing to be “January 7, 2014”. This Form 8-K/A amends and restates in its entirety Item 8.01 of the Original Form 8-K. No other changes were made to the Original Form 8-K. References to the exhibits in this Form 8-K/A are references to the exhibits filed with the Original Form 8-K.

Item 8.01 Other Events

On January 7, 2014, Union Pacific Corporation (the “Company”) entered into an Underwriting Agreement for the sale of $300,000,000 in aggregate principal amount of its 2.250% Notes due 2019 (the “2019 Notes”), $400,000,000 in aggregate principal amount of its 3.750% Notes due 2024 (the “2024 Notes”), and $300,000,000 in aggregate principal amount of its 4.850% Notes due 2044 (with the 2019 Notes and the 2024 Notes, the “Notes”). The Company registered the offering of the Notes under the Securities Act of 1933, as amended, pursuant to its shelf registration on Form S-3 (File No. 333-186548). The Notes are issuable pursuant to an Indenture, dated as of April 1, 1999 (herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee.

Attached as Exhibit 1.1 is the Underwriting Agreement (including the Terms Agreement), dated January 7, 2014, between the Company and Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein, pursuant to which the Company has agreed to sell, and the underwriters have agreed to purchase, subject to the terms and conditions contained therein, the Notes. Also attached as Exhibit 5.1 is an opinion of James J. Theisen, Jr., Associate General Counsel to the Company, regarding certain aspects of the legality of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2014

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Associate General Counsel